Sunshine Silver Mining & Refining Expands Silver Valley Land Position by 60% to Approximately 38,000 Acres and
Initiates Multi-Year, 45,000-Meter District-Scale Exploration Program

KELLOGG, Idaho, September 21, 2026 -- Sunshine Silver Mining & Refining Company (the "Company" or "Sunshine") (NYSE:SSMR), a mining company advancing the next chapter of American silver, today announced the expansion of its consolidated mineral rights position in Idaho's Silver Valley by approximately 14,100 acres, or 60%, to approximately 38,000 acres. Sunshine is the largest mineral rights holder in the Silver Valley, the most prolific silver district in U.S. history.

Furthermore, the Company is also initiating a multi-year, 45,000-meter surface exploration drilling program across its expanded land position. The program will initially target three drill-ready areas: East Sunshine, located immediately east of the Sunshine Mine along strike of known mineralization, as well as Rock Creek and Pine Creek within the Company’s broader land position. These targets provide multiple opportunities to further evaluate the potential for new discoveries across the Company’s highly prospective and underexplored district-scale land package. Sunshine expects surface drilling to begin in the fourth quarter of this year.

Heather White, Chief Executive Officer of Sunshine Silver Mining & Refining, commented: "The Sunshine Mine is already an extraordinary, world-renowned asset. The possibility that it may be only one part of our company’s much larger story is very exciting. We now control some 38,000 acres in one of the most important silver-yielding districts in America. We have identified three drill-ready target areas, extending from the Sunshine Mine across our broader land package. Much of that land position has seen limited modern exploration to date, leaving significant discovery potential beyond the current Sunshine Mine footprint.”

She continued: “We believe our extended land package could possibly expand the Sunshine story beyond a single mine. As such, our announced multi-year, 45,000-meter surface exploration program represents a pivotal and promising step toward rigorously evaluating the district’s multiple-mine potential.”

Expanded District-Scale Position in the Silver Valley

The addition of approximately 14,100 acres increases Sunshine's consolidated mineral rights position to approximately 38,000 acres and expands the prospective ground available for exploration across the Company’s broader Silver Valley land position (see Figure 1).

Figure 1: Sunshine's Expanded 38,000 Acre Mineral Rights Position in Idaho's Silver Valley1

The Silver Valley’s long history of high-grade silver production underscores the singular prospectivity of the district. Large portions of Sunshine's land position have seen limited modern exploration to date, creating a rare opportunity to apply modern geophysics, geochemistry, diamond drilling and geological interpretation across a substantially larger area.

Multi-Year, District-Scale Exploration Program

The Company’s multi-year surface exploration program includes approximately 45,000 meters of planned drilling across high-priority areas within Sunshine’s expanded land position.

In 2025, the Company completed a reconnaissance field program across previously unexplored areas within its land position. The program comprised 322 man-days of fieldwork, 128 rock samples and 2,935 soil samples and identified multiple drill-ready targets. The planned surface exploration drilling program is intended to test these targets and evaluate additional prospective areas across the expanded land position.
Sunshine’s highest-priority surface exploration target is East Sunshine, located immediately east of the mine along strike of known mineralization within the Sunshine vein system. The target extends east, well beyond the current mineral resource footprint (see Figure 21).
1 Mineral rights boundaries and geographic features depicted are approximate and for illustrative purposes only. They do not represent a legal survey or definitive title. Distances, scale, and exact positioning may vary from actual field boundaries.

Figure 2: East Sunshine: Highest-Priority Near-Mine Exploration Target2

Legend
Mineral Rights
Target Area
Sunshine Resource Area
On Strike
0
0.5
1 mi
N

Pine Creek and Rock Creek, which were identified as part of the 2025 reconnaissance field program, represent additional high-priority, drill-ready targets outside the Sunshine vein system (see Figure 1).
Together, East Sunshine, Pine Creek and Rock Creek provide multiple opportunities to further evaluate the potential for mineralization beyond the current Sunshine Mine resource. Drill locations and sequencing will be refined as work progresses and the Company continues to prioritize targets across its expanded land position.

Additional Drill Results Expected in Fourth Quarter

In July 2026, the Company reported drill results from the Upper Country as part of its 50,000-meter underground in-fill drilling program at the Sunshine Mine. The program was designed in support of two key objectives: upgrading the classification of the mineral resource in the Company’s planned 2027 Sunshine Mine feasibility study, and evaluating opportunities for near-mine resource expansion in the Upper Country. Drilling has since advanced to downshaft areas and remains on track for completion in October. The Company expects to report results from the downshaft drilling during the fourth quarter of 2026.

About Sunshine Silver Mining & Refining Company

Sunshine Silver Mining & Refining Company is advancing toward silver production from the Sunshine Mine in Idaho’s Silver Valley, the most prolific silver district in U.S. history. The Sunshine Mine is North America’s highest-grade primary silver resource. It is characterized by exceptional size, extraordinary growth potential, existing infrastructure, and a history of proven production. Sunshine, the largest holder of mineral rights in the Silver Valley, also controls a consolidated land position with significant exploration potential and is evaluating additional value opportunities through silver/copper refining and antimony production. For more information, visit www.sunshinesilvermining.com.
2 Mineral rights boundaries and geographic features depicted are approximate and for illustrative purposes only. They do not represent a legal survey or definitive title. Distances, scale, and exact positioning may vary from actual field boundaries.

Contacts

Investor Relations
ir@silveropp.com

Media Relations
ssmr@fleishman.com

Cautionary Statements

This press release contains forward-looking statements, including statements regarding the Company’s plans for future exploration drilling activities, the potential for additional mines on the Sunshine land package and the potential for additional mineralized systems beyond the Sunshine Mine. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “will,” “could,” “predict” and similar expressions or terminology. These statements are not historical facts but rather are based on the Company's current expectations and projections regarding its business, operations and other factors relating thereto and are subject to a number of known and unknown risks, uncertainties and other factors, including the risk factors set forth in our registration statement on Form S-1 filed with the Securities and Exchange Commission (“SEC”) and other filings that we make from time to time with the SEC, that may cause the actual results, levels of activity, performance or achievements of the Company to be materially different from those expressed or implied by any forward-looking statements. Except to the extent required by law, the Company assumes no obligation to update any of these forward-looking statements or to conform these statements to actual results or revised expectations. We caution you not to place undue reliance on these forward-looking statements.

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